Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38867, 333-53557, and 333-104622 on Form S-8 of our report dated March 8, 2011, relating to the financial statements and financial statement schedule of Renaissance Learning, Inc. and the effectiveness of Renaissance Learning, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Renaissance Learning, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
Milwaukee, WI
March 8, 2011